Exhibit 99.1

FOR IMMEDIATE RELEASE

Martin I. Cole Appointed to Western Union Board of Directors

Englewood, Colo., – July 16, 2015 – The Western Union Company (NYSE: WU), a leader in global payment services, today announced Martin I. Cole has been appointed to the company’s Board of Directors, effective July 16, 2015 to serve until the next annual election of directors.

Mr. Cole will also serve on the Audit and Compliance Committees of the Board.

Mr. Cole served as Chief Executive Officer of the Technology Group at Accenture plc (“Accenture”) from 2012 to 2014. During his career at Accenture, Mr. Cole held a number of roles of increasing responsibility, including: Chief Executive Officer of the Communications, Media & Technology Operating Group from 2006 to 2012; as Chief Executive Officer of the Government Operating Group from 2004 to 2006; as Managing Partner of the Outsourcing and Infrastructure Delivery Group from 2002 to 2004; and as Partner in the Outsourcing and Government Practices Group from 1989 to 2002.  Prior to that, Mr. Cole served Accenture and its predecessor in a variety roles beginning in 1980. Mr. Cole has been a director of Western Digital Corporation since December 2014.

“Marty has extensive global business and technology experience,” said Hikmet Ersek, Western Union President and CEO. “We are fortunate to have Marty on our Board of Directors as he brings very valuable insights while the company continues to evolve and execute its transformational strategy.”

About Western Union
The Western Union Company (NYSE: WU) is a leader in global payment services. Together with its Vigo, Orlandi Valuta, Pago Facil and Western Union Business Solutions branded payment services, Western Union provides consumers and businesses with fast, reliable and convenient ways to send and receive money around the world, to send payments and to purchase money orders. As of March 31, 2015, the Western Union, Vigo and Orlandi Valuta branded services were offered through a combined network of over 500,000 agent locations in 200 countries and territories and over 100,000 ATMs and kiosks. In 2014, The Western Union Company completed 255 million consumer-to-consumer transactions worldwide, moving $85 billion of principal between consumers, and 484 million business payments. For more information, visit www.WesternUnion.com

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Western Union Media Contact:
Dan Díaz
+1 720 332-5564
daniel.diaz@WesternUnion.com

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